EXHIBIT 11.0


                        COLUMBIA BANCORP AND SUBSIDIARY


                      INFORMATION USED IN THE COMPUTATION
                         OF NET INCOME PER COMMON SHARE
               For the Three Months Ended March 31, 1997 and 1996


                                                         1997                   1996
                                                      -----------            -----------
Net income                                          $    971,554              1,023,017
                                                      ===========            ===========

Weighted average common shares
   outstanding                                         2,148,218              2,146,467
Effect of dilutive stock options and
   warrants                                              130,033                103,936
                                                      -----------            -----------

Total weighted average shares
   outstanding                                         2,278,251              2,250,403
                                                      ===========            ===========

Net income per common share                         $       0.43                   0.45
                                                      ===========            ===========



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